Exhibit 99.1

BJ’s Wholesale Club News.

BJ’s Wholesale Club, Inc	One Mercer Road	P.O. Box 9601	Natick, MA 01760

FOR IMMEDIATE RELEASE
		Contact:	Cathy Maloney
BJ’s Wholesale Club
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JULY SALES

August 5, 2004 — Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for July 2004 increased by 10.2% to $532.6 million from $483.2 million in July 2003. Comparable club sales increased by 6.4% for the month of July, including a contribution from sales of gasoline of approximately 2.1%. For the July period last year, the Company reported a comparable club sales increase of 10.1% including a 3.8% contribution from sales of gasoline.

For the second quarter ended July 31, 2004, total sales increased by 12.5% and comparable club sales increased by 8.5%, including a contribution from sales of gasoline of 2.3%. Year-to-date, total sales increased by 12.3% and comparable club sales increased by 7.6%, including a contribution from gasoline sales of 1.4%.

Commenting on July sales results, BJ’s president and CEO, Mike Wedge, said, “We are pleased with our strong comparable club sales growth against last year’s double digit comp sales increase in July. On a comparable club basis, sales of food increased by approximately 10% and general merchandise decreased by approximately 2%. A decrease in sales of air movement products resulting from cooler weather compared to last year had a negative impact on comparable club sales of approximately 70 basis points. In addition, the July 4 calendar shift to July this year from June last year had a negative impact on comparable club sales of approximately 60 basis points.”

Sales Results for July 2004

($ in thousands)

Four Weeks Ended		% Change
July 31, 2004	August 2, 2003	Net Sales	Comp. Sales
$532,636	$483,176	10.2%	6.4%

Twenty-six Weeks Ended		% Change
July 31, 2004	August 2, 2003	Net Sales	Comp. Sales
$3,450,907	$3,072,566	12.3%	7.6%

The Company provided the following additional information regarding July sales:

Comparable club sales increased in all major markets with the highest increases in the Southeast and Metro New York regions. Comparable club sales results were below the chain average in New England where the Company continued to experience uncycled self-cannibalization. Comparable club sales percentage increases were highest in week three and lowest in week four.

Excluding sales of gasoline, July traffic increased by approximately 1% and the average transaction amount rose by approximately 4% versus last year. For the second quarter, traffic increased by approximately 2% and the average transaction increased by approximately 4%.

Merchandise categories with the strongest sales increases compared to last year included baby food, dairy, health & beauty aids, household chemicals, meat, paper products, pet food, and TVs. Weaker categories included air conditioners & fans, automotive, best seller books, office supplies, furniture and sporting goods.

-More-

BJ’s Wholesale Club

August 5, 2004

Conference Call on Second Quarter Financial Results

BJ’s plans to announce financial results for the second quarter ended July 31, 2004 on August 17, 2004 at approximately 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on August 17, 2004, BJ’s management will hold a conference call to discuss the second quarter financial results and the outlook for the second half of 2004. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented, if any), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or listen to an archive of the call, which will be available for approximately one quarter following the call.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 151 clubs and 78 gas stations compared with 144 clubs and 74 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

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